UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 12, 2012

CONTINUITYX SOLUTIONS, INC.
(Exact name or registrant as specified in its charter)

Delaware	4841	27-2701563
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ContinuityX Solutions, Inc.
610 State Route 116
Metamora, IL 61548
(Address of Principal Executive Offices, Including Zip Code)

309-367-2800
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02:  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2012, Mr. Anthony Roth resigned as an Executive Officer of ContinuityX Solutions, Inc. ("We", "Us", "Our" or the “Company”) from his positions as Executive Vice President, Treasurer and Corporate Secretary and as a director of the Company.  Mr. Roth had previously resigned as CFO of the Company on August 16, 2012.  Pursuant to his resignation, Mr. Roth entered into a Severance Agreement and Mutual Release (the “Agreement”) with the Company dated September 12, 2012.  With Mr. Roth’s departure, David Godwin is the Company’s sole director.  We intend to elect additional board members in the near future.

Pursuant to the Agreement, Mr. Roth shall continue to receive his base salary, automobile allowance and office expense reimbursement until March 31, 2013 as well as a pro rata bonus for his eight months of service in 2012 and continuation of his health insurance coverage until September 30, 2013.  Mr. Roth shall also be paid all accrued and unpaid compensation.   The Agreement also provides for Mr. Roth and the Company to mutually release each other from any past claims except those pursuant to the Agreement.

In addition, pursuant to the Agreement, Mr. Roth executed a Stock Purchase Agreement (the “SPA”).  Pursuant to the SPA, Mr. Roth sold two million six hundred fourteen thousand three hundred (2,614,300) shares of Common Stock of the Company to various purchasers for a total payment price of two hundred fifty thousand dollars.  In addition the SPA provides that Mr. Roth shall enter into and close on a second purchase agreement for the sale of four million three hundred eighty-five thousand seven hundred (4,385,700) shares of Common Stock of the Company for a total payment price of four hundred fifty thousand ($450,000) dollars within forty-five (45) days after the SPA closes.

ITEM 9.01:   Exhibits

Exhibit 10.1 – Severance Agreement and Mutual Release dated September 12, 2012 by and between Anthony Roth and ContinuityX Solutions, Inc.*

*- The ContinuityX, Inc. Employment Agreement dated April 30, 2011 by and between Anthony Roth and ContinuityX, Inc., which is exhibit 1 to the Severance Agreement and Mutual Release was previously filed by the Company as Exhibit 10.8 to the Form 8-K/A filed on November 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ContinuityX Solutions, Inc. (the Company)

Dated: September 18, 2012	By:	/s/ David Godwin
David Godwin
Title: President